FOR IMMEDIATE RELEASE

CONTACT:  Bryce Benson, Investor/Media Relations
          ClearOne Communications Inc.
          Phone: (801) 974-3786, (800) 945-7730
          Fax: (801) 977-0087
          E-mail: bryce.benson@clearone.com

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           ClearOne Communications Completes Acquisition of E.mergent,
                      Conference Call Scheduled for June 5
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SALT LAKE CITY, May 31, 2002--ClearOne Communications Inc. (Nasdaq: CLRO)
completed its acquisition of E.mergent Inc. (Nasdaq: EMRT) today following approval from E.mergent's stockholders.

In the merger, ClearOne is paying a total of $7.3 million in cash and has issued or reserved for issuance approximately 873,000 shares of ClearOne common stock. As a result, stockholders of E.mergent will receive approximately 0.1389 shares of ClearOne common stock plus a cash payment of $1.1667 for each share of E.mergent common stock. After today, E.mergent will no longer be traded on the Nasdaq Small Cap Market.

"As we stated at the time of our initial announcement in January, this acquisition presents a great opportunity for both companies," said Frances Flood, president and chief executive officer of ClearOne. "The combined forces of ClearOne and E.mergent establish a formidable conferencing products and services company poised to leverage a burgeoning market."

To receive ClearOne common stock, E.mergent stockholders of record must submit their stock certificates, along with a completed letter of transmittal, to American Stock Transfer and Trust Co., ClearOne's designated exchange agent. The exchange agent will soon begin mailing letters of transmittal and related instructions to E.mergent stockholders. Instructions will be delivered to brokerage firms, banks and other nominees for stockholders of E.mergent common stock held in "street name."

ClearOne will discuss details of the transaction and provide future expectations for the acquisition in a conference call on June 5. The conference call will take place at 2:15 p.m. MDT, and can be accessed at (800) 937-6563 (U.S.) or
(801) 983-4013 (international). The call will be available for replay until June 12 at (800) 839-0860 (U.S.) or (402) 220-1490 (international) with access code
1261.

About ClearOne
ClearOne Communications Inc. (www.clearone.com) develops conferencing products and services to enhance communication, collaboration and productivity between geographically dispersed enterprises.

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Forward-Looking Disclaimer
To the extent any statement presented herein deals with information that is not historical, such statement is necessarily forward-looking and made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. As such, it is subject to the occurrence of many events outside ClearOne's and E.mergent's control that could cause ClearOne's and E.mergent's results to differ materially from those anticipated. Please see the risk factors contained in ClearOne's and E.mergent's most recent SEC filings, including ClearOne's Form S-4A filed on May 7, 2002, Form 10-Q filed May 15, 2001 and ClearOne's annual report on Form 10-K for June 30, 2001

For further information, please contact Bryce Benson, Investor/Media Relations of ClearOne Communications Inc., (801) 974-3786, (800) 945-7730, Fax, (801)
977-0087, bryce.benson@clearone.com.

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